                                                                   EXHIBIT 10.14

                         AMERICAN MEDICAL SYSTEMS, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                                    FOR 2001

I.    PURPOSE

American Medical Systems, Inc. (AMS) is dedicated to excellence in performance and in creating a strong link between performance and compensation. This plan is designed to reward designated management team members of AMS with performance-based compensation for achieving and surpassing specified company goals. These goals will reinforce contributing elements to the growth and financial viability of AMS. The plan is designed to reward overall results, requiring a high level of individual contribution and cross-functional effectiveness across the senior levels of company management.

II.   BONUS POTENTIAL

The participant is eligible to receive a percent of his/her base salary based on the schedules set forth in Attachments I and II. New entrants to the Plan may have their total compensation base/bonus mix reconfigured to position them for their bonus schedule.

III.  PERFORMANCE MEASURES - COMPANY RESULTS

Performance measures may vary somewhat from year to year; however, they will typically be established to achieve the end goal of increased global sales and profitability. Company results will receive the highest weight versus individual performance.

Performance measures will be as objective as possible and include specific time frames and numerical measures.

Company results measures will generally be consistent for plan participants in any given year to ensure common goals, alignment and interdependence among senior-level managers and the organization.

Sales results will be based on global shipped sales for the year per the forecast unless otherwise noted for the individual. Company profitability will be based on Operating Income.

Attachment I indicates the current weighting by position.

Individual objectives will be customized by individual to evaluate strategic and managerial initiatives. Generally they are department-specific or are dedicated to a cross-function initiative for which the individual is the leader. These areas of individual contribution will be evaluated and rewarded through the base salary merit increase process.

IV.   PARTICIPATION

Participants in this Plan effective January 1, 2001 will be the Vice Presidents, Directors, and selected individuals of the company. Any additional participants will require the approval of the President and CEO and the Board of Directors. Exceptions outside of the Vice President level would need to be justified according to responsibility in the company and degree of influence on company performance.

New hires after the first of the year may be able to participate for 2001 on a pro-rated basis, particularly if the start date is before 10/1/01. If employment of a participant is terminated due to his/her performance or the individual voluntarily leaves the Company, the incentive award is forfeited for that Plan year.

V.    APPROVAL, AUTHORIZATION, AND TERMS

The Management Incentive Plan, its terms, policies, revisions and measures are under the full approval of the President and CEO and the Board of Directors. Any modifications or adjustments to the Plan and performance measures or consideration of unusual transactions must be approved by the Board of Directors.

Participation in the Plan is not an employment contract or any implied assurance of continued employment.

VI.   BONUS PAYMENT

Bonus payment will be issued as soon as feasible after the close of the years' financial statements (first quarter following the Plan year). Payment will be in lump sum.

Financial results will be adjusted for consideration of both positive and negative foreign currency exchange.

If an individual's base salary changes during the year, the award would be prorated based on the number of months in each position.

                                                                    ATTACHMENT 1

MANAGEMENT INCENTIVE COMPENSATION PLAN 2001
PERFORMANCE MEASURES


                                         COMPANY PERFORMANCE                 PERFORMANCE PER KEY/
PARTICIPANTS                             (SALES/OPERATING INCOME)            INDIVIDUAL OBJECTIVES
------------                             ------------------------            ---------------------
President & CEO                          100%                                          0%
                                         - 70% Sales
                                         - 30% Operating Income

VP Sales & Marketing*                    100%                                          0%
GM & VP International*                   - 90% Sales
VP International                         - 10% Operating Income

CFO                                      100%                                          0%
                                         - 50% Sales
                                         - 50% Operating Income

Other VP's                               100%                                          0%
Clinical/Regulatory, HR,                 - 60% Sales
Manufacturing, R&D, CIO                  - 40% Operating Income

Sr. Director, Sales                      100%                                          0%
                                         - 90% Sales
                                         - 10% Operating Income

Directors                                100%                                          0%
                                         - 60% Sales
                                         - 40% Operating Income

*Sales and Operating Income for the GM & VP of International will be paid based on 100% (International Sales and International Operating Income), whereas VP of International will be based on sales and operating income for Europe only. Domestic Sales and Marketing VP will be 80% Domestic weight and 20% International weight. All others will be paid based on combined global results.

Note: Operating Income is defined as a % of sales. The target for 2001 is 20% of sales.

                            MANAGEMENT INCENTIVE PLAN
                                SCHEDULE -- 2001
                         (EXPRESSED AS % OF BASE SALARY)

                                PLAN ACHIEVEMENT

                  BELOW
                   95%      95%      100%        105%        115%      125%         135%      140%      150+%
                  -----     ---      ----        ----        ----      ----         ----      ----      -----
   President
     % of
     Base           0%      20%       40%       47.5%       62.5%      70%          --        --         --
                                                                       max.
   Exec. VP
     % of
     Base           0%      15%       35%         40%         45%      50%          55%       60%        65%

     VP's
     % of
     Base           0%      15%       30%         35%         40%      45%          50%       55%        60%

   Sr. Dir.
     % of
     Base           0%      15%       28%         33%         38%      43%          48%       53%        58%

   Directors
     % of
     Base           0%      15%       25%         30%         35%      40%          45%       50%        55%